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                                                                      EXHIBIT 15


July 29, 2002


Board of Directors
Sykes Enterprises, Incorporated
100 N. Tampa Street
Tampa, FL 33602


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Sykes Enterprises, Incorporated and subsidiaries for the periods ended June 30, 2002 and 2001, as indicated in our report dated July 29, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, is incorporated by reference in Registration Statement Nos. 333-23681, 333-76629, 333-88359, and 333-73260 on Forms S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ Deloitte & Touche LLP

Certified Public Accountants

Tampa, Florida